EXHIBIT 12.4

                      WEST TEXAS UTILITIES COMPANY
                   RATIO OF EARNINGS TO FIXED CHARGES
               FOR THE TWELVE MONTHS ENDED MARCH 31, 1997
                        (Thousands Except Ratio)
                               (Unaudited)

Operating Income                                              $51,864

Adjustments:
  Income taxes                                                  6,690
  Provision for deferred income taxes                           5,898
  Deferred investment tax credits                              (1,321)
  Utility plant development costs, net of tax                 (11,003)
  Other income and deductions                                     459
  Allowance for borrowed and equity funds
    used during construction                                    1,181
                                                               ------
        Earnings                                              $53,768
                                                               ======

Fixed Charges:
  Interest on long-term debt                                  $20,962
  Interest on short-term debt and other                         4,862
                                                               ------
        Fixed Charges                                         $25,824
                                                               ======

Ratio of Earnings to Fixed Charges                               2.08
                                                               ======